Exhibit 10.57

SENIOR LOAN AND SECURITY AGREEMENT

THIS SENIOR LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and dated as of December 17, 2004 (the “Closing Date”) and is entered into by and among OCCAM NETWORKS, INC., a Delaware corporation (“Borrower”), with its chief executive office and principal place of business located at 77 Robin Hill Road, Santa Barbara, CA 93117, the subsidiaries of Borrower party hereto (each, a “Grantor Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”), with its principal place of business located at Four Palo Alto Square, 3000 El Camino Real, Suite 200, Palo Alto, CA 94306. In consideration of the mutual agreements contained herein, the parties hereto agree as follows:

RECITALS

WHEREAS, Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Three Million and No/100 DOLLARS ($3,000,000.00) (the “Loan”); and

WHEREAS, Lender is willing to make the Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, Borrower, each Grantor Subsidiary and Lender hereby agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1. Unless otherwise defined herein, the following capitalized terms shall have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means the Securities Exchange Act of 1934, as amended.

“Account” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now holds or hereafter acquires any interest and, in any event, shall include all accounts receivable, book debts, rights to payment, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to any Grantor (including under any trade name, style or division thereof), whether or not arising out of goods or software sold or services rendered by any Grantor or from any other transaction (including any such obligation that may be characterized as an account or contract right under the UCC), and all of such Grantor’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of such Grantor’s rights to any goods represented by any of the foregoing (including unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to any Grantor under all purchase orders and contracts for the sale of goods or the performance of services or both by such Grantor or in connection with any other transaction (whether or not yet earned by performance on the part of such Grantor), now in existence or hereafter occurring, including the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Advance” means any funds advanced or loaned by Lender to or for the benefit of Borrower, including the initial Loan and each subsequent Loan made by Lender to or for the benefit of Borrower pursuant hereto.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Senior Loan and Security Agreement, as the same may from time to time be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Borrower” has the meaning given to it in the preamble to this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any other day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in the State of California are authorized or required by law or other governmental action to close.

“Cash” means all cash, money, currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Closing Date” has the meaning given to it in the preamble to this Agreement.

“Collateral” has the meaning given to it in Section 3.

“Commitment Termination Date” means the first to occur of (i) February 28, 2005 or (ii) the occurrence and continuation of an Event of Default.

“Control Agreement” means an agreement executed by a Grantor, Lender and each applicable financial institution and /or securities/investment intermediary in which such financial institution and / or intermediary agrees that Lender has a security interest in any account of a Grantor.

“Copyrights” means all of the following property, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, of any State thereof, or of any other country; (iii) all continuations, renewals or extensions thereof; and (iv) all registrations to be issued under any pending applications.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Default Rate” has the meaning given to it in Section 2.5(c).

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Disclosure Letter” means the disclosure letter of Borrower to the Lender in connection with this Agreement dated the Closing Date.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Equipment” means any “equipment,” as such term is defined in the UCC, and any and all additions, upgrades, substitutions, and replacements of the foregoing, together with all attachments, components, parts, accessions, and accessories installed thereon or affixed thereto, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Event of Default” has the meaning given to it in Section 10.

“Excluded Agreements” means (i) the Warrant Agreements; (ii) any stock purchase agreement, options, or warrants to acquire, or agreements governing the rights of, any capital stock or other equity security, or any common stock, preferred stock, or equity security of Borrower issued to or purchased by Lender or its nominee or assignee; and (iii) any guaranty of the Secured Obligations executed by any Person other than Borrower.

“Facility Fee” means one percent (1%) of the Maximum Loan Amount, which fee is due to Lender on the Closing Date.

“Financial Statements” has the meaning given to it in Section 7.1.

“Fixtures” means any “fixtures,” as such term is defined in the UCC, together with all right, title and interest of a Grantor in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“General Intangibles” means any “general intangibles,” as such term is defined in the UCC, and, in any event, shall include all right, title and interest which a Grantor may now or hereafter have in or under any rights to payment; payment intangibles; software; proprietary or confidential information; business records and materials; customer lists; interests in partnerships, joint ventures, business associations, corporations, and limited liability companies; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Grantor” means Borrower and each Grantor Subsidiary.

“Indebtedness” means, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all reimbursement obligations, contingent or otherwise, in respect of letters of credit, and (vii) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (vi) above.

“Instruments” means any “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; source codes developed by a Grantor; trade secrets; inventions (whether or not patented or patentable); technical information, procedures, processes, designs, knowledge, and know-how; data bases; models; drawings; skill, expertise, and experience; websites, domain names, and URL’s; and applications therefor and reissues, extensions, or renewals thereof; and goodwill associated with any of the foregoing; together with rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Period” means that period of time, if any, between the Advance Date and June 30, 2005.

“Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest, and, in any event, shall include all Goods and personal property that are held by or on behalf of a Grantor for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Grantor’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of such Grantor or is held by others for such Grantor’s account, including all property covered by purchase orders and contracts with suppliers and all Goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment Property” means any “investment property,” as such term is defined in the UCC, and includes any certificated or uncertificated security (including, but not limited to, stock or other interests of any and all subsidiaries and related entities and includes all securities as defined in the United States Securities Laws and Regulations), money market funds, bonds, mutual funds, and U.S. Treasury bills or notes, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest and any renewals or extensions thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to an operating lease) with the consent of a Grantor under the UCC or comparable law of any jurisdiction.

“Loan” has the meaning given to it in the recitals to this Agreement.

“Loan Documents” means this Agreement, the Notes, all UCC Financing Statements, and any other documents executed in connection herewith or the transactions contemplated hereby, including those documents described on the Schedule of Documents, as the same may from time to time be amended, modified, supplemented or restated; provided, that the term “Loan Documents” shall not include any of the Excluded Agreements.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations or under the Loan Documents; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, subject in each case to permitted Liens. Any determination as to whether a Material Adverse Effect has occurred pursuant to (i) above shall be limited solely to the failure of Borrower and its Subsidiaries, on a consolidated basis, to maintain any of the following determined as of the last day of a fiscal quarter of Borrower, (A) revenues of at least $5,000,000 for such fiscal quarter and/or (B) a Tangible Net Worth of $5,000,000 for any fiscal quarter of Borrower ending after the date of this Agreement and prior to or on June 30, 2005 and $7,000,000 for any fiscal quarter of Borrower ending thereafter, shall be deemed to be a Material Adverse Effect.

“Maturity Date” means, with respect to each Advance, December 17, 2007.

“Maximum Loan Amount” means Three Million and No/100 Dollars ($3,000,000.00).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.5(c).

“Merger” means any (i)(a) reorganization (including the creation of a holding company which after the consummation of the transaction, stockholders of Borrower will hold at least eighty percent (80%) of the voting power of such holding company), consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary of Borrower with or into any other Person, but excluding any consolidation or merger of any Subsidiary of Borrower with or into any other Subsidiary of Borrower or with Borrower, so long as in any such merger or consolidation involving Borrower, Borrower is the surviving corporation, or (b) sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower’s or such Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing sixty six and two thirds percent (66.66%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or such Subsidiary is the surviving entity, but excluding any sale of shares by Borrower to investors for financing purposes and any transfers involving open market purchases of Borrower’s stock, (ii) sale of all or substantially all of the assets of Borrower or (iii) acquisition by Borrower or any of its Subsidiaries of all or substantially all of the capital stock or assets of another Person.

“Note” or “Notes” means the Promissory Note or Notes, if there is more than one, prepared by Lender in substantially the form of Exhibit B, which are executed and delivered by Borrower to evidence Advances, as the same may be amended, restated, modified or supplemented from time to time.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement a Grantor now holds or hereafter acquires any interest.

“Patents” means all of the following property, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest: (a) all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.

“Payment Date” has the meaning given to it in Section 2.2.

“Permitted Distributions” means (i) purchases of capital stock from former employees, consultants and directors pursuant to stock repurchase agreements or other similar agreements; (ii) distributions or dividends consisting solely of Borrower’s capital stock; (iii) purchases for value of any rights distributed in connection with any stockholder rights plan; (iv) other distributions, dividends, redemptions, retirements or purchases of Borrower’s capital stock in an aggregate amount not exceeding $50,000 and (v) conversion by Borrower of any of its convertible securities into other securities pursuant to the terms thereof and payment of cash in lieu of fractional shares upon such conversion.

“Permitted Indebtedness” means (i) Indebtedness to Lender, (ii) Subordinated Indebtedness, (iii) capital leases and purchase money Indebtedness in an aggregate principal amount not to exceed $200,000 at any time outstanding, (iv) Indebtedness existing on the date hereof, (v) subject to

Section 7.6, Indebtedness not to exceed $3,000,000 secured by Accounts and the Proceeds thereof provided Borrower and its Subsidiaries, on a consolidated basis, have as of the end of the fiscal quarter of Borrower immediately preceeding the entry by Borrower into the agreement providing for such indebtedness, a Tangible Net Worth of at least fourteen million ($14,000,000) dollars and quarterly revenues of at least fifteen million ($15,000,000) dollars; (vi) performance bonds or letters of credit obtained in the ordinary course of business pursuant to the requirements of the Rural Utilities Service of the Department of Agriculture not to exceed $3,000,000 in the aggregate and (vii) letters of credit having a face amount not in excess of $250,000 at any time outstanding.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that such Liens do not have priority over any of Lender’s Liens and Borrower and its Subsidiaries maintains adequate reserves therefore in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business; provided, that such claims or demands are not overdue for a period of more than 30 days or if are overdue, are being contested in good faith and by appropriate proceedings for which adequate reserves with respect thereto are maintained on the books of Borrower and its Subsidiaries, as applicable; (iv) the following deposits and pledges, to the extent made in the ordinary course of business: deposits and pledges under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money), surety and appeal bonds, performance bonds (including the bonds referred to in clause (vi) of the definition of Permitted Indebtedness); (vi) Liens with respect to indebtedness arising under the Loan and Security Agreement, dated June 16, 2003, between Borrower and Silicon Valley Bank (the “SVB Agreement”); provided that the outstanding principal amount of loans under such agreement does not exceed $300,000.00, and such Lien shall exist only to end of the termination of such loan which shall be July 1, 2005; (vii) Liens existing on the date hereof; (viii) licenses or sublicenses granted in the ordinary course of Borrower’s or any of its Subsidiary’s business and any interest or title of a licensor or under any license or sublicense; (ix) leases or subleases granted in the ordinary course of Borrower or any of its Subsidiary’s business provided any such Liens shall be limited to the property subject to such lease; (x) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business of Borrower or any of its Subsidiaries, as applicable; (xi) statutory, common law or contractual Liens of depository institutions or institutions holding securities accounts (including rights of set-off); (xii) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xiii) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums not in excess of $25,000 at any time; (xiv) Liens securing judgments or arbitration awards not constituting an Event of Default under Section 10.8; (xv) Liens securing Subordinated Debt; (xvi) Liens not otherwise permitted so long as the amount secured by all such Liens does not exceed $25,000 at any time; (xvii) Liens securing Indebtedness described in clause (iii) of the definition of Permitted Indebtedness; provided that such Lien shall encumber only the assets acquired with the proceeds of such Indebtedness and any additions, accessions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof; (xviii) customary Liens granted in favor of a trustee to secure fees and other amounts owing to a trustee under an indenture or other agreement pursuant to which Indebtedness permitted hereunder is issued, (xix) Liens securing Indebtedness permitted by clause (v) of the definition of Permitted Indebtedness provided any such Liens shall be limited to the accounts receivables and proceeds therefrom subject to such loan or loans, and (xx) pledges to secure reimbursement obligations under letters of credit not to exceed $250,000 in the aggregate.

“Permitted Transfers” means (i) the granting of Permitted Liens, (ii) dispositions of cash in the ordinary course of business in a manner not prohibited by this Agreement, (iii) the licensing of Intellectual Property in the ordinary course of business, (iv) the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind not involving a Grantor’s officer or director, (v) disposals of worn out, obsolete or surplus Equipment and (vi) other dispositions of assets having a book value not in excess of $250,000 in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include (a) any and all Accounts, Chattel Paper, Instruments, Cash, proceeds of letters of credit, Letter of Credit Rights, Supporting Obligations, or other proceeds payable to a Grantor from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to a Grantor from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to a Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) the proceeds, damages, or recovery based on any claim of a Grantor against third parties (i) for past, present or future infringement of any Copyright, Copyright License, Patent or Patent License or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means (i) all of a Grantor’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Schedule of Documents” means the Schedule of Documents attached hereto as Schedule 1 or such other Schedule of Documents as Lender shall deliver to Borrower as of the Closing Date which is reasonably satisfactory to Borrower.

“Secured Obligations” means Borrower’s obligation to repay to Lender the Loan and all Advances (whether or not evidenced by any Note), together with all principal, interest, fees, late payment fees, costs, professional fees and expenses, or other liabilities or obligations for monetary amounts owed by Borrower to Lender under this Agreement or any other Loan Document, including the indemnity and insurance obligations in Section 6 and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against Borrower, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, arising under this Agreement, the Notes, or any of the other Loan Documents, as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral.

“Subordinated Indebtedness” means Indebtedness that is subject to and subordinate to Lender’s security interest in any and all Borrower’s assets and such lender enters into a subordination agreement, for the benefit of Lender, in a form acceptable to Lender.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of the shares of stock or other ownership interests entitled to vote in the election of the Persons or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management or policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof.

“Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Tangible Net Worth” means, as of any date of determination, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (a) any amounts attributable to (i) goodwill, (ii) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (iii) reserves not already deducted from total assets and (b) total liabilities of Borrower and its Subsidiaries, in each case determined in accordance with GAAP, it being understood by the parties that in any case preferred stock shall not be included in the total liabilities of Borrower.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest.

“Trademarks” means all of the following property, now owned or hereafter acquired by a Grantor or in which a Grantor now holds or hereafter acquires any interest: (a) all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers (and all goodwill associated therewith), prints and labels on which any of the foregoing have appeared or appear, and designs of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents, terms that are defined in the UCC and used herein or in the other Loan Documents shall, unless the context indicates otherwise, have the meanings given to them in the UCC.

“Warrant Agreements” means the Warrant Agreements entered into in connection with the Loan, pursuant to which Borrower grants Lender the right to purchase that number of shares of Series A-2 Preferred and Common Stock of Borrower as more particularly set forth therein.

1.2. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Exhibits, Annexes and Schedules, and not to any particular Section, subsection or other subdivision.

1.3. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words

“including,” “includes” and “include” shall be deemed to be followed by the words “without limitation,” the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by this Agreement and the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

SECTION 2. THE LOAN

2.1. From the Closing Date through the Commitment Termination Date, Lender agrees to make Advances to Borrower in an aggregate amount not to exceed the Maximum Loan Amount, for the purposes and upon the terms and subject to the conditions contained in this Agreement, the Notes, and the other Loan Documents. Notwithstanding anything to the contrary in this Agreement or the Loan Documents, Lender’s obligation to fund the Loan and make advances shall automatically expire on the Commitment Termination Date.

2.2. The Loan shall be available in minimum incremental Advances of One Million and No/100 Dollars ($1,000,000.00) and shall be drawn only one time per month. Borrower promises to execute and deliver to Lender, prior to funding, a Note in the original principal amount of each Advance. The principal balance of each Advance shall bear interest thereon from the Advance Date, precomputed at the rate of eleven and ninety five hundredths percent (11.95%) per annum, and based upon a year consisting of twelve (12) months of thirty (30) days each. Each Advance shall be due and payable in monthly installments of accrued interest only on the first day of the month following the Advance Date, from the date of the Advance Date through June 30, 2005 (the “Interest Only Payment Date(s)”), followed by equal monthly installments of principal and interest computed on the basis of a thirty (30) month amortization schedule through December 1, 2007, with all accrued and unpaid interest and the balance of the entire unpaid principal outstanding being due and payable on the Maturity Date. Each such monthly installment shall be due and payable on the respective dates (each, a “Payment Date”) which shall be the first day of August, 2005 and the first day of each of the following months through December 1, 2007, followed by a final payment of any unpaid principal and accrued and unpaid interest (“Maturity Date Payment”) being due and payable on the Maturity Date. If any payment for an Advance shall be payable on a day other than a Business Day, then such payment shall be due and payable on the next succeeding Business Day. Each Advance shall be repaid in full, together with all interest accrued thereon, on the Maturity Date for said Advance, whether or not the Advance is evidenced by a Note. Amounts repaid on any Loan shall not be reborrowed. All of the Advances, Loan, and other Secured Obligations arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured by all of the Collateral.

2.3. In order to obtain an Advance, Borrower shall complete, sign and deliver an Advance Request to Lender. Each Advance Request shall identify an Advance Date that is at least three (3) Business Days after the date such Advance Request is received by Lender. Upon receipt of an Advance Request, Lender shall have the right to review whether, in Lender’s opinion, each of the conditions precedent to such Advance has been or will be satisfied as of the requested Advance Date, and if Lender determines such conditions precedent have been or will be satisfied and to fund such Advance, Lender shall deliver to Borrower for signature a Note dated as of the Advance Date to evidence such Advance. Upon receipt by Lender of such Note duly executed and delivered by Borrower, Lender shall fund the Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Advance is satisfied as of the requested Advance Date. All the terms, conditions, and covenants of this Agreement shall apply to all Advances whether or not each Advance is evidenced by a Note. Borrower agrees that Lender may rely on any notice or Advance Request given by any Person it reasonably believes to be the chief executive officer or chief financial officer of Borrower without the necessity of independent investigation.

2.4. Borrower shall have the option at any time, upon at least seven (7) Business Days prior written notice, to prepay the Advances in whole or in part, without premium or penalty, by paying the relevant principal amount together with all interest, fees and expenses accrued and unpaid as of the date of such prepayment.

2.5.

(a) Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

(b) In the event any payment is not paid on the scheduled Payment Date, an amount equal to two percent (2%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2 plus five percent (5%) per annum (“Default Rate”).

SECTION 3. SECURITY INTEREST

3.1. As security for the prompt, complete and indefeasible payment when due (whether on the Payment Dates or otherwise) of all the Secured Obligations and in order to induce Lender to make the Loan upon the terms and subject to the conditions of this Agreement, the Notes, and the other Loan Documents, each Grantor hereby grants to Lender a security interest in and Lien upon all of such Grantor’s right, title and interest in, to and under each of the following, whether now owned or hereafter acquired and wherever located (collectively, the “Collateral”):

(a)	All Receivables;

(b)	All Equipment;

(c)	All Fixtures;

(d)	All General Intangibles;

(e)	All Intellectual Property;

(f)	All Inventory;

(g)	All Investment Property;

(h)	All Deposit Accounts;

(i)	All Cash;

(j)	All other Goods and tangible and intangible personal property of such Grantor whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Grantor and wherever located; and

(k)	To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

Notwithstanding the foregoing, in no event shall the term Collateral include (i) any Equipment or accessions, additions or improvements thereto, any replacement thereof or Proceeds thereof to the extent prohibited by the agreement (for as long as the agreement or prohibition is in effect) pursuant to which such Equipment was acquired or financed, (ii) any pledges or deposits constituting Permitted Liens to the extent prohibited by the agreement (for as long as the agreement or prohibition is in effect) under which the pledge or deposit is made and (iii) any of the outstanding capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1. The Advance Date for any installment shall occur on or before the Commitment Termination Date. No Advance Requests shall be accepted after the Commitment Termination Date.

4.2. Borrower, on or prior to the Closing Date, shall have delivered to Lender the following:

(a) executed originals of this Agreement, the Loan Documents, and all other documents (including the Control Agreements) and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral wherever located, including those documents listed on the Schedule of Documents, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loans and other transactions evidenced by the Loan Documents; and (ii) the Warrant Agreements and transactions evidenced thereby;

(c) certified copies of resolutions of each Grantor’s (other than Borrower) board of directors evidencing approval of the transactions evidenced by the Loan Documents;

(d) certified copies of the Articles or Certificate of Incorporation and the Bylaws of each Grantor, as amended through the Closing Date;

(e) a certificate of good standing for each Grantor from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(f) payment of the Facility Fee that is due on the Closing Date; and

(g) such other documents as Lender may reasonably request.

4.3. On each Advance Date:

(a) Lender shall have received (i) an Advance Request for the relevant Advance as required by Section 2.3, duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, (ii) the duly executed Note evidencing such Advance, and (iii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Section 4 and in Section 5 shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.3 and in Sections 4.4, 4.5 and 4.6, and as to the matters set forth in the Advance Request.

4.4. At the Closing Date and each Advance Date, each Grantor shall have taken or caused to be taken such actions requested by Lender to grant Lender a first priority (and when the requisite financing statements are properly filed) perfected Lien in the Collateral, subject only to Permitted Liens. Such actions shall include the delivery to Lender of all appropriate financing statements, assignments, notices, and control agreements, executed by each Grantor, as to the Collateral granted by such Grantor for all jurisdictions as may be necessary or desirable to perfect or obtain the priority of Lender’s Lien in such Collateral.

4.5. As of the Closing Date and each Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under this Agreement.

4.6. As of the Closing Date and each Advance Date, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE GRANTORS

Each Grantor represents warrants and agrees that:

5.1. Borrower and each other Grantor own all right, title and interest in and to the Collateral, free of all Liens whatsoever, except for Permitted Liens.

5.2. Each Grantor has the full power and authority to grant and convey to Lender a Lien in the Collateral as security for the Secured Obligations, free of all Liens other than Permitted Liens, and shall execute such notices, assignments, Control Agreements, or other documents, in connection herewith as Lender may reasonably request to perfect and obtain the priority (subject to Permitted Liens) of Lender’s Lien on the Collateral. Except for Permitted Liens, as of the Closing Date, no other Lien has been created by any Grantor or is known by any Grantor to exist with respect to any Collateral.

5.3. Each Grantor is a corporation duly organized, legally existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.

5.4. Each Grantor’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents to which it is a party, and Borrower’s execution of the Warrant Agreements, (i) have been duly authorized by all necessary corporate action of such Grantor, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents and (iii) subject to the exceptions set forth in Section 3.1, upon the proper filing of the security interests granted pursuant to Section 3.1, Lender shall have a first priority perfected security interest (subject to Permitted Liens) in and Lien upon all of Grantors right, title and interest in, and to the Collateral to the extent the security interest can be perfected by such filing. The individual or individuals executing the Loan Documents are duly authorized to do so, and the Loan Documents to which it is a party constitute legal, valid and binding obligations of each Grantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws generally affecting the enforcement of the rights of creditors and general principles of equity (regardless of whether enforcement is sought in equity or at law.

5.5. The execution, delivery and performance by each Grantor of this Agreement and the other Loan Documents to which it is a party do not violate any provisions of such Grantor’s Articles or Certificate of Incorporation, bylaws or any material contract or agreement to which such Grantor is a party, or any law, regulation, order, injunction, judgment, decree or writ to which such Grantor is subject.

5.6. The execution, delivery and performance by each Grantor of this Agreement and the other Loan Documents to which it is a party do not require the consent or approval of any other Person, including any regulatory authority or governmental body of the United States or any State thereof or any political subdivision of the United States or any State thereof.

5.7. Since December 31, 2003, no event has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; except that Borrower and its Subsidiaries have not met the revenue and Tangible Net Worth requirements set forth in clause (i) of the definition of Material Adverse Effect prior to the date hereof.

5.8.

(a) There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries or any business, property or rights of Borrower or any of its Subsidiaries (i) which involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

5.9.

(a) Neither Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement, contract or instrument evidencing indebtedness, or any other material agreement, contract or instrument to which it is a party or by which it or any of its properties or assets are or may be bound and in each case for which such default could reasonably be expected to result in a Material Adverse Effect.

5.10. No information, report, Advance Request, financial statement, exhibit or schedule furnished by or on behalf of Borrower to Lender in connection with the negotiation of any Loan

Document or included therein or delivered pursuant thereto, when taken together with Borrower’s filings with the Securities and Exchange Commission, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading. Any projections or pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results (it being understood that forecasts and projections by their nature involve approximations and uncertainties).

5.11. Borrower has filed and will file all federal, state and local tax returns that it is required to file. Subject to Section 7.11, Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns. Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.12. As of the Closing Date, each Grantor’s present name, former names within the past five years (if any), location of its chief executive office, principal place of business and Collateral, and other information are correctly set forth in Section 5.12 of the Disclosure Letter.

5.13. Section 5.13 of the Disclosure Letter sets forth a true, correct and complete list of each of each Grantor’s Patents, Trademarks and Copyrights registered with the U.S. Copyright Office, U.S. Patent and Trademark Office or any similar office of another country, together with application or registration numbers, as applicable.

5.14. Section 5.14 of the Disclosure Letter sets forth a true, correct and complete list of (a) all banks and other financial institutions at which any Grantor maintains Deposit Accounts and (b) institutions at which any Grantor maintains accounts holding Investment Property owned by such Grantor, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, and a description of the purpose of the account.

5.15. Neither Borrower nor any of its Subsidiaries has any outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1. So long as there are any Secured Obligations outstanding, Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, and advertising injury. Borrower must maintain a minimum of Two Million Dollars ($2,000,000.00) of commercial general liability insurance for each occurrence. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage from such causes that Borrower in its reasonable business judgment maintains insurance for, including the perils of theft, fire, and windstorm, in an amount not less than the full replacement cost of the Collateral.

6.2. Borrower shall deliver to Lender certificates of insurance, which evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability and an additional insured and a loss payee for all risk property damage insurance. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.

6.3. The certificates of insurance will state that the coverage evidenced is primary and non-contributory to any insurance or self-insurance of Lender, and will further state that a waiver of subrogation in favor of Lender has been agreed to. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.4. Borrower shall and does hereby indemnify and hold Lender, its officers, directors, employees, agents, attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims, costs, expenses, damages and liabilities resulting solely from Lender’s gross negligence or willful misconduct.

SECTION 7. COVENANTS OF BORROWER

Borrower covenants and agrees as follows at all times while any of the Secured Obligations remain outstanding:

7.1. Borrower shall furnish to Lender the Compliance Certificate monthly (in the form attached as Exhibit C) within 30 days of the end of each month and financial statements listed in clauses (a), (b) and (c) below, each prepared in accordance with GAAP, subject to the absence of footnotes and to year-end adjustments in the case of interim period financial statements (the “Financial Statements”):

(a) as soon as practicable (and in any event within thirty (30) days) after the end of each calendar month, unaudited financial statements as of the end of such calendar month (prepared on a consolidated basis), including, to the extent prepared by Borrower for its Board of Directors, balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries for the period then ended;

(b) as soon as practicable (and in any event within forty five (45) days or such shorter period as required by Section 15(d) of the Act) after the end of each calendar quarter, unaudited interim financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including, to the extent prepared by Borrower for its Board of Directors, balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries for the period then ended;

(c) as soon as practicable (and in any event within ninety (90) days or such shorter period as required by Section 15(d) of the Act) after the end of each fiscal year, (i) unqualified audited financial statements as of the end of such year (prepared on a consolidated basis), including, to the extent prepared by Borrower for its Board of Directors, balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, along with a one-year (prepared on a monthly basis) forecast of Borrower on a consolidated basis and (ii) budgets, operating plans and other financial information prepared by Borrower and reasonably requested by Lender;

(d) promptly after the filing thereof, proxy statements and financial statements not otherwise provided for hereunder, or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefore, or any national securities exchange; and

(e) promptly any additional information or materials provided to Holders of the Series A-2 Preferred Stock, and all other financial information or otherwise (including tax returns and names of principal creditors), requested by Lender as Lender reasonably believes necessary to evaluate the Collateral or Borrower’s continuing ability to meet its financial obligations.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 813-6211. All Financial Statements required to be delivered pursuant to clauses (a), (b), (c) and (d) shall be sent via e-mail to ghoward@herculestech.com; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (650) 813-6211, attention Chief Credit Officer, referenced Occam Networks, Inc.

7.2. Intentionally omitted.

7.3. Borrower shall permit any authorized representative of Lender and its attorneys and accountants on reasonable notice to inspect, examine and make copies and abstracts of the books of account and records of Borrower upon reasonable prior notice and at reasonable times during normal business hours. In addition, such representative of Lender and its attorneys and accountants shall have the right to meet with management and officers of Borrower to discuss such books of account and records upon reasonable prior notice and at reasonable times during normal business hours. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower upon reasonable prior notice and at reasonable times during normal business hours. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies. Notwithstanding anything to the contrary in this Section 7.3, Borrower shall not be required to disclose, permit the inspection, examination, copying or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Lender or its representative is then prohibited by law or any agreement binding on Borrower or any of its Subsidiaries, or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

7.4. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, assignments, notices, control agreements, or other documents reasonably requested by Lender to perfect or give priority (subject to Permitted Liens) to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document or to confirm, perfect, preserve and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. The parties agree that a carbon, facsimile, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

7.5. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender, subject to Permitted Liens. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral or any Liens thereon (except for Permitted Liens) that could reasonably be expected to have a Material Adverse Effect.

7.6. Borrower shall not incur any secured Indebtedness other than Permitted Indebtedness for a period of twenty four (24) months from the date of this Agreement. If at the end of such period, Borrower elects to obtain secured Indebtedness (other than Permitted Indebtedness), Lender shall have the right of first refusal (but shall not be obligated) to provide such Indebtedness, including providing up to Four Million ($4,000,000) in a line of credit, subject to availability, based on accounts receivables, with an advance rate of 90% of eligible accounts receivable and other terms and conditions as may be agreed to by the parties; provided that Lender’s right of first refusal shall terminate upon the payment in full of the Loan hereunder. In addition, without Lender’s prior written consent, Borrower shall not (a) extend, modify or amend Borrower’s SVB Agreement; (b) incur any Indebtedness other than Permitted Indebtedness which involves the grant of a security interest in any of the Borrower’s assets (including but not limited to hereinafter acquired assets); (c) except in the ordinary course of business, (i) grant any material extension of the time of payment of any of the Accounts, (ii) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (iii) release, wholly or partly, any Person liable for the payment thereof, or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by Borrower in the ordinary course of business of Borrower.

7.7. Borrower shall maintain and protect its properties, assets and facilities, including its Equipment and Fixtures, in good order and working repair and condition (taking into consideration ordinary wear and tear) and from time to time make or cause to be made all proper repairs, renewals and replacements thereto Borrower deems necessary in its reasonable business judgment.

7.8. Borrower or its Subsidiaries shall not consummate any Merger (pursuant to a merger agreement which is not subject to Lender’s consent) without the prior written consent of Lender provided such consent shall not be required if Borrower elects to pay off the entire balance of the Note(s) prior to the consummation of such Merger. So long as no Event of Default has occurred and is continuing, Lender agrees not to unreasonably withhold its consent to any Merger to the extent the same does not, in Lender’s reasonable discretion, adversely affect Lender’s interests under the Loan Documents or increase the risk of non-payment or late payment of the Secured Obligations. Lender may, at its sole option, require, as a condition of any such consent, that (a) the Note(s) be paid off in their entirety prior to or simultaneously with the Merger being consummated, (b) the assets acquired in such Merger (i) subject to the limitations on Collateral set forth in Section 3.1, be provided as Collateral (including assets of any Subsidiary of Borrower) and (ii) be free and clear of Liens (other than Permitted Liens), (c) any party to the Merger, or parent, Subsidiary or affiliate of Borrower guarantee the Secured Obligations, or (d) documents be delivered, including certificates, lien search results, financing statements and opinions, or other actions be taken so as to give Lender reasonable confidence in the ability of Borrower to satisfy the Secured Obligations on a timely basis.

7.9. Borrower shall not, without the prior written consent of Lender, (a) declare or pay any cash dividend or make a distribution on, or repurchase or redeem, any class of stock, other than Permitted Distributions, or (b) transfer, sell, lease, or in any other manner convey any equitable, beneficial or legal interest in any material portion of the assets of Borrower (except Inventory sold in the normal course of business and Permitted Transfers).

7.10. Upon the request of Lender, Borrower shall, during normal business hours and upon reasonable prior notice, make the Inventory, Equipment, other Collateral, and books and records concerning Collateral (including software used in Borrower’s business) available to Lender for inspection at the place where it is normally located and shall make Borrower’s log and maintenance records pertaining to the Inventory and Equipment available to Lender for inspection. Borrower shall take all action necessary to maintain such books, records, logs, and maintenance records such in a materially correct and complete fashion.

7.11. Borrower shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefore all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, no tax, fee or other charge need be paid if it is being contested by Borrower in good faith and by appropriate proceedings and Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12. Without 30 days prior written notice to Lender, Borrower shall not relocate its chief executive office or its principal place of business. Without 30 days prior written notice to Lender, Borrower shall not maintain any item of the Collateral (other than sale of Inventory in the ordinary course of business) at any location other than those specified in Section 5.12 of the Disclosure Letter; provided that, if such new location is outside the continental United States, Borrower shall obtain the written consent of Lender, which consent shall not be unreasonably withheld. If permitted to relocate Collateral pursuant to the foregoing sentence, unless otherwise agreed in writing by Lender, Borrower shall first (a) cause to be filed and/or delivered to Lender all UCC financing statements, certificates or other documents or instruments necessary to continue in effect the perfected Lien of Lender in the Collateral, and (b) have given Lender no less than thirty (30) days prior written notice of such relocation.

7.13. Borrower shall not change its corporate name or jurisdiction of formation without thirty (30) days’ prior written notice to Lender.

7.14. Borrower shall arrange for automatic debit and corresponding payment to Lender on each Payment Date of all periodic obligations payable to Lender under each Note or Advance. All payments to Lender shall be wired to Lender’s bank account at the following address:

Hercules Technology Growth Capital, Inc.
C/O Union Bank of California
400 California Street
2nd Floor

San Francisco, CA 94104
Acct.# 4720023747
ABA# 122000496

7.16. Borrower shall not maintain any Deposit Accounts or accounts holding Investment Property owned by Borrower except (i) accounts identified in the Disclosure Letter and (ii) other accounts with respect to which Lender has a perfected security interest in each such account.

SECTION 8. NO SHORT SALES BY LENDER

8.1 Lender warrants and agrees that it will not engage in short sales of the Borrower’s common stock nor has it, as of the date of this Agreement, engaged in short sales of the Borrower’s common stock.

SECTION 9. LOANS TO EMPLOYEES, OFFICERS, DIRECTORS

9.1. Borrower shall not loan money to any employee, officer or director or guarantee the payment of any such loan granted by a third party during the period in which any amount of principal under any Loan is outstanding.

SECTION 10. EVENTS OF DEFAULT

The occurrence of any one or more of the following events (herein called “Events of Default”) shall constitute a breach and default under this Loan Agreement, the Notes, and the other Loan Documents:

10.1. Borrower defaults in the payment of any principal, interest or other Secured Obligation involving the payment of money under this Agreement, the Notes or any of the other Loan Documents, and such default continues for more than three (3) Business Days after the due date thereof; or

10.2. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Section 6 or Sections 7.6,7.8, and 7.9) such default continues for more than twenty five (25) business days after the earlier of the date on which (i) Lender has given notice of such default to Borrower, or (ii) Borrower’s actual knowledge of such default or (b) with respect to a default under Section 6 or Sections 7.6,7.8, and 7.9 of this Agreement, upon the earlier of the date on which (i) Lender has given notice of such default to Borrower or (ii) Borrower’s actual knowledge of such default; or

10.3. Any representation or warranty made by Borrower in any Loan Document or in the Warrant Agreements shall have been false or misleading in any material respect when made; or a Material Adverse Effect has occurred; or

10.4. Borrower (a) shall make an assignment for the benefit of creditors; or (b) shall admit in writing its inability to pay its debts as they become due, or its inability to pay or perform under the Loan Documents; or (c) shall file a voluntary petition in bankruptcy; or (d) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (e) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part of the assets or property of Borrower;

or (f) shall cease operations of substantially all of its business as its business has normally been conducted, or terminate substantially all of its employees; or (g) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (f); or

10.5. Either (a) sixty (60) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (b) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (c) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (d) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or

10.6. Thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

10.7. The occurrence of any default beyond any applicable grace period under (i) any Excluded Agreement or (ii) any note or agreement for borrowed money or any other agreement between Borrower and Lender (other than any default embodied in or covered by any other clause of this Section 10), and in each case such default continues for more than three (3) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

10.8. Either (a) the occurrence of any default (other than any default embodied in or covered by any other clause of this Section 10) beyond any applicable grace period under any lease, loan, or other agreement or obligation of Borrower involving any obligation which aggregates more than two hundred thousand dollars ($200,000.00), if the effect of such default is to cause, or permit the holder of such obligation to cause, such obligation to become or be declared due and payable prior to its stated maturity, or (b) the entry of any judgment or arbitration award against Borrower involving an award in excess of two hundred thousand dollars ($200,000.00) (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), that has not been bonded or stayed on appeal within thirty (30) days, or if any material portion of Borrower’s assets is attached, seized or levied upon and any such levy is not removed within ten (10) days.

SECTION 11. REMEDIES

11.1. Upon the occurrence and during the continuance of any one or more Events of Default, (i) Lender’s commitment to make any Advances shall automatically expire, (ii) Lender’s obligation to permit the Loan and Secured Obligations to remain outstanding shall automatically expire, and (iii) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Sections 10.4 or 10.5, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act). Upon the occurrence and during the continuance of an Event of Default, the unpaid principal of and accrued interest on the Notes and Advances and all outstanding Secured Obligations, including all professional fees and expenses, shall thereafter bear interest at the Default Rate. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

11.2. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 12.15;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

SECTION 12. MISCELLANEOUS

12.1. Continuation of Security Interest. This is a continuing Agreement and the grant of a Lien hereunder shall remain in full force and effect and all of the rights, powers and remedies of Lender hereunder shall continue to exist until the Secured Obligations are fully, finally, and indefeasibly paid in Cash and until Lender has executed a written termination statement. Lender shall execute a termination statement within a reasonable time after the full, final, and indefeasible payment in Cash of the Secured Obligations hereunder, releasing to Borrower, without recourse, its security interest in the Collateral and all rights conveyed hereby and returning possession of the Collateral to Borrower. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

12.2. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.3. Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) upon receipt if transmitted by facsimile or hand delivery or on the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid (provided, that any Advance Request shall not be deemed received until Lender’s actual receipt thereof), and shall be addressed to the party to be notified as follows:

(a) If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer

Four Palo Alto Square

3000 El Camino Real, Suite 200

Palo Alto, CA 94306

Facsimile: 650-813-6211

Telephone: 650-813-6200

With a copy to:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Attention: Manuel Henriquez

Four Palo Alto Square

3000 El Camino Real, Suite 200

Palo Alto, CA 94306

Facsimile: 650-81306211

Telephone: 650-813-6200

(b) If to Borrower:

Occam Networks, Inc.

Attention: Chief Financial Officer

77 Robin Hill Road

Santa Barbara, CA 93117

Facsimile: 805-692-2999

Telephone: 805-692-2900

or to such other address as each party may designate for itself by like notice.

12.4. Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s Term Sheet dated October 27, 2004) all of which are merged herein and therein. None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

12.5. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

12.6. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement.

12.7. No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

12.8. Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

12.9. Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents as set forth in Section 12.17 without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

12.10. Tax Indemnification. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

12.11. Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

12.12. Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12.3, and shall be deemed effective and received as set forth in Section 12.3. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

12.13. Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document or any of the Excluded Agreements.

12.14. Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation including but not limited to attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Agreement; (d) any waiver, consent, release, or termination under the Loan Agreement; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, or the Excluded Agreements, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof. Lender’s professional fees and expenses shall include fees or expenses for Lender’s attorneys, accountants, auctioneers, liquidators, appraisers, investment advisors, environmental and management consultants, or experts engaged by Lender in connection with the foregoing. Borrower’s promise to pay all of Lender’s reasonable professional fees and expenses is part of the Secured Obligations under this Agreement. For the purposes of this Section 12.14, attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. All of the foregoing costs and expenses shall be payable upon demand by Lender, and if not paid within thirty (30) days of presentation of invoices shall bear interest at the highest applicable Default Rate.

12.15. Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

12.16. Confidentiality. Lender shall hold all non-public information regarding Borrower and its business obtained by Lender pursuant to the requirements of the Loan Documents in accordance with Lender’s customary procedures for handling confidential information of a like nature, it being understood and agreed by Borrower that Lender may make (a) disclosures of such information on a need to know basis to its agents and advisors, (b) disclosure of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated transfer, assignment, transfer or participation by Lender of any Advances; provided that prior to such disclosure, such assignee, transferee or participant agrees to be bound by the provisions of this Section 12.16; and (c) disclosures required by any governmental agency or representative thereof or pursuant to legal or judicial process; provided that, unless specifically prohibited by applicable law or court order, Lender shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with the examination of the financial condition of Lender or other routine examination of Lender by such governmental agency) for disclosure of any such non-public information prior to the disclosure of such information.

12.17. Assignments. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

12.18. Agreement not to Trade. For so long as any historical or projected financial information provided by Borrower to Lender remains Undisclosed Financial Information, Lender agrees not to purchase, sell, or make any short sale of any shares of Borrower’s Common Stock, to grant, purchase, or sell any options for the purchase or sale of Borrower’s Common Stock, or otherwise to engage in any transactions in shares of Borrower’s Common Stock (whether directly or through transactions in derivative securities) that would result in any violation of the Act or any rule or regulation promulgated thereunder. “Undisclosed Financial Information” means such financial projections and any other historical or projected financial information relating to Borrower that has not been publicly disclosed by Borrower but that is disclosed, whether orally or in writing, to Lender. Undisclosed Financial Information shall cease to be Undisclosed Financial Information at such time as Borrower has publicly disclosed such information or with respect to projected financial information that is not publicly disclosed, at such time as the time periods to which such projected financial information relates have expired.

12.19. Releases of Collateral. Upon the payment in full of all Secured Obligations, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination Lender shall, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination.

12.20. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Senior Loan and Security Agreement as of this      day of December, 2004.

BORROWER:	Occam Networks, Inc.

Signature:

Print Name:

Title:

GRANTOR SUBSIDIARY:	Occam Networks (California), Inc.

Signature:

Print Name:

Title:

Accepted in Palo Alto, California:

LENDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:

Print Name:

Title:

Table of Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Promissory Note

Exhibit C:	Compliance Certificate

Schedule 1:	Schedule of Documents

EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date:	_______
Hercules Technology Growth Capital, Inc.
Four Palo Alto Square
3000 El Camino Real, Suite 200
Palo Alto, CA 94306
Attention: Chief Financial Officer
(650) 813-6211 facsimile

Occam Networks, Inc. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of                      Dollars ($                    .00) on                     ,                      (the “Advance Date”) pursuant to the Senior Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a) Issue a check payable to Borrower	_______

or

(b) Wire Funds to Borrower’s account	_______

Bank:	_________________________________________________________
Address:	_________________________________________________________
ABA Number:	_________________________________________________________
Account Number:	_________________________________________________________
Account Name:	_________________________________________________________

Borrower hereby represents that the conditions precedent to Advances set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (ii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; (iii) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s jurisdiction of incorporation and location of its chief executive office, principal place of business and locations of collateral have not changed since the              day of     , 2004, except as set forth on the attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed this                  day of                             ,                 .

BORROWER:	Occam Networks, Inc.

SIGNATURE:

TITLE:	Chief Executive Officer or Chief Financial Officer

PRINT NAME:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:

Type of organization:
(Corporation, limited partnership, or limited liability company)

State of organization:

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

Chief Executive Office:

Principal Place of Business:

Locations of Collateral:

EXHIBIT B

PROMISSORY NOTE

$__________________	Advance Date:

	Maturity Date:	December , 2007

FOR VALUE RECEIVED, Occam Networks, Inc., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”), at Four Palo Alto Square, 3000 El Camino Real, Suite 200, Palo Alto, CA. 94306 or such other place of payment as the holder of this Promissory Note (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of              and 00/100 Dollars ($            .00) together with interest at eleven and ninety five hundredths percent (11.95%) per annum, from the date of this Note to maturity of each installment on the principal hereof remaining from time to time unpaid, such principal and interest shall be due and payable in monthly installments of accrued interest only on the first day of the month following the date of this Note through June 30, 2005 (the “Interest Only Payment Date(s)”), followed by equal monthly installments of principal and interest computed on the basis of a thirty (30) month amortization schedule through December 1, 2007, on which date all accrued and unpaid interest and the balance of the entire unpaid principal outstanding as of the Maturity Date. Each such monthly installment shall be due and payable on the respective dates (each, a “Payment Date”) which shall be the first day of August, 2005 and the first day of each of the following months through December 1, 2007, followed by a final payment of any unpaid principal and accrued and unpaid interest (“Maturity Date Payment”) being due and payable on the Maturity Date. If any payment for this Note shall be payable on a day other than a Business Day, then such payment shall be due and payable on the next succeeding Business Day. Interest shall be computed on the basis of a year consisting of twelve months of thirty days each. Any payments made under this Note shall not be available for reborrowing.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Senior Loan and Security Agreement dated December     , 2004, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.

This Note has been negotiated and delivered to Lender and is payable in the State of California. This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER:	Occam Networks, Inc.

Signature:
Print Name:
Title:

EXHIBIT C

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

Four Palo Alto Square

3000 El Camino Real, Suite 200,

Palo Alto, CA 94306

Re: Reference is made to that certain Loan and Security Agreement dated December     , 2004 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and Occam Networks, Inc. (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

Ladies and Gentlemen:

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provided certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in complete compliance for the period ending              of all required conditions and terms except as noted below. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with Generally Accepted Accounting Principles and are consistent from one period to the next except as explained below.

Indicate compliance status by circling Yes/No under “Complies”

REPORTING REQUIREMENT COMPLIES	REQUIRED
Interim Financial Statements	Monthly within 30 days	YES / NO

Interim Financial Statements	Quarterly within 45 days	YES / NO

Audited Financial Statements	FYE within 90 days	YES / NO

All OTHER COVENANTS COMPLIES	REQUIRED
YES/ NO

REQUIRED EXPLANATIONS FOR NONCOMPLIANCE OF ANY OF THE ABOVE:

______________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________

Very Truly Yours,

By:
Name:
Its:

SCHEDULE 1